Exhibit 4.1

TERMS AND CONDITIONS for warrants 2019/2022 in spotify technology s.a.

§ 1Definitions

The following terms shall have the following meaning when used herein:

“Board of Directors”the board of directors of the Company;

“Beneficiary Certificates”Luxembourg beneficiary certificates (parts bénéficiaires) that do not represent share capital of the Company;

“Bonus Issue”shall have the meaning set out in Section 9(a);

“Business Day”a day on which banks are open for business generally (and not for internet banking only) in Luxembourg and the United States;

“Change of Control”shall have the meaning set out in Section 4;

“Companies’ Law”the Luxembourg law dated 10 August 1915 on commercial companies, as amended;

“Company”Spotify Technology S.A., a Luxembourg société anonyme, with registered address at 42-44 avenue de la Gare, L-1610 Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 123.052;

“Directed Share Issue”share issue whereby Shares are not offered to all shareholders of the Company in accordance article 420-26 of the Companies’ Law;

“dividend”shall have the meaning set out in Section 9(d);

“Early Exercise Period”shall have the meaning set out in Section 4;

“Exchange Act”shall have the meaning set out in Section 4;

“Exercise Period”period when a Warrant may be exercised in accordance with Section 3;

“Group”the group of companies to which the Company belongs and which are, directly or indirectly, controlled by the same person or entity, or is under common control with, such person or entity. For the purpose of this definition, "control" and the correlative meanings of the terms "controlled by" and "under common control with" means (i) the right to appoint and/or remove a majority of managers

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or directors of an entity, or (ii) the ownership of shares carrying more than fifty percent (50%) of the voting rights exercisable at a general meeting and/or at resolutions of an entity, as applicable, or (iii) the control, alone or jointly with other persons or entities by virtue of an agreement, of a majority of voting rights exercisable at a general meeting and/or at resolutions of an entity, as applicable;

“Incumbent Directors”shall have the meaning set out in Section 4;

“Issue of Shares”shall have the meaning set out in Section 9(b);

“Last Reported Sale Price”with respect to any trading day, means the closing sale price per Share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per Share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per Share) on such trading day according to the securities exchange on which the Shares are primarily listed (i.e., the New York Stock Exchange as of the date of the issuance of the Warrants);

“Net Settlement”shall have the meaning set out in Section 5;

“Net Shares”shall have the meaning set out in Section 5;

“Number of Shares
Exercised Upon”shall have the meaning set out in Section 5;

“Offer”shall have the meaning set out in Section 9(c);

“Period”shall have the meaning set out in Section 9(c) and 9(e);

“Physical Settlement”means the settlement of a Subscription other than pursuant to Net Settlement;

“Purchase Rights”shall have the meaning set out in Section 9(c);

“Share”a share in the share capital of the Company. For the avoidance of doubt, “Shares” does not include Beneficiary Certificates;

“Subscription”subscription for new, or (at the Company’s sole discretion) acquisition of existing, Shares, through exercise of a Warrant in accordance with these terms and conditions and the Companies’ Law;

“Subscription Price”the price at which Subscription for new, or acquisition of existing, Shares may occur;

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“Successor Entity”shall have the meaning set out in Section 4;

“Warrant”a right to subscribe for new, or acquire existing, Shares in the Company against payment in cash in accordance with these terms and conditions; and

“Warrant Holder” holder of a Warrant.

Save where the context otherwise requires, definitions in singular includes the plural and vice versa.

§ 2Warrants

The number of Warrants amounts to 800,000

The Warrants shall be issued at a subscription price corresponding to the market value of such Warrants at the time of their issuance.

The Warrants shall, as soon as practically possible following issuance, be registered with the register of Warrant Holders held at the registered office of the Company.

§ 3Subscription for Shares

During the period from the date of issuance of the Warrants up to and including 1 July 2022 (the “Exercise Period”), or the earlier date set forth in Section 9 below, Warrant Holders are entitled to subscribe for, or acquire, one (1) Share in the Company for each Warrant held at a Subscription Price corresponding to $190.09. As stated in Section 9 below, recalculation may take place of both the Subscription Price and the number of Shares that each Warrant entitles the Warrant Holder to subscribe for or acquire, the Subscription Price can however not in the case of new Shares fall under the nominal value of the Shares.

The Warrant Holder may, on one or several occasions, subscribe for, or acquire, not more than the total number of Shares that his Warrants entitle him to. The Company is obliged to issue or transfer the number of Shares (and, if applicable, to pay cash in lieu of any fractional Share) specified in Section 5 with respect to any Subscription if the Warrant Holder so calls for it during the above mentioned period and provided, in the case of a Physical Settlement, the Warrant Holder has paid the Subscription Price in accordance with Section 6.

§ 4Change of Control

In the event of a Change of Control, the Board of Directors, in its sole discretion, may resolve that Subscription of Shares shall be made not later than a date that occurs earlier than the end of the Exercise Period (the “Early Exercise Period”). If so, the Company shall notify the Warrant Holder in writing of the Early Exercise Period within reasonable time prior to the anticipated date of a Change of Control. The Subscription shall in such case be conditional upon a Change of Control being consummated and the allotment of Shares shall only be made in immediate conjunction with the consummation of the Change of Control.

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“Change of Control” shall mean and include each of the following:

(i) a transaction or series of transactions (other than an offering of Shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”)) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change of Control: (w) any acquisition by the Company; (x) any acquisition by an employee benefit plan maintained by the Company; (y) any acquisition which complies with clauses (iii)(I)-(III) below; or (z) in respect of a Warrant held by a particular Warrant Holder, any acquisition by the Warrant Holder or any group of persons including the Warrant Holder (or any entity controlled by the Warrant Holder or any group of persons including the Warrant Holder);

(ii) the Incumbent Directors cease for any reason to constitute a majority of the Board of Directors;

(iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction: (I) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and (II) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (II) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and (III) after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were members of the Board of Directors at the time of the Board of Director’s approval of the execution of the initial agreement providing for such transaction; or

(iv) the date which is 10 Business Days prior to the completion of a liquidation or dissolution of the Company.

“Incumbent Directors” shall mean for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board of Directors together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clauses (i) or (iii) of the definition of Change of Control) whose election or nomination for election to the Board of Directors was approved by a vote of at least a majority (either by a specific vote

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or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board of Directors shall be an Incumbent Director.

§ 5Application for Subscription

In order for any Subscription to be executed, the Warrant Holder shall submit to the Company a written notification indicating the number of Shares that the Warrant Holder wishes to subscribe for or acquire (the “Number of Shares Exercised Upon”). At the Warrant Holder’s election, such written notification may specify that the settlement of the Subscription represented by such written notification will be by “Net Settlement”. If such written notification does not specify that settlement of such Subscription will be by Net Settlement, then such Subscription will be settled by Physical Settlement.

Notifications of Subscription are binding and may not be revoked.

When exercising the Warrants, the Number of Shares Exercised Upon must be a whole number of Shares representing the theretofore unexercised Warrants that the Warrant Holder wishes to exercise at the same occasion.

Where a notification of Subscription is not filed within the period set forth in Section 3, any and all rights pursuant to the Warrants shall expire, subject to the final paragraph of this Section 5.

A Subscription to be settled by Physical Settlement will be effected through the payment of the Subscription Price, the issuance of any new, or the transfer of any existing, Shares, and the registration of Shares in the name of the Warrant Holder in the share register of the Company. A Subscription to be settled by Net Settlement will be effected by the issuance of a number of new, or the transfer of a number of existing, Shares (the “Net Shares”), and the registration of Net Shares in the name of the Warrant Holder in the share register of the Company, equal to the greater of (1) zero and (2) the following:

N×(LRSP – SP)

LSRP

where,

N	=the Number of Shares Exercised Upon, which shall be set forth in the written notification for such Subscription;
LRSP	=the Last Reported Sale Price on the trading day immediately preceding the date the Warrant Holder delivers to the Company the written notification for such Subscription; and
SP	=the Subscription Price applicable to such Subscription.

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However, if such number of Net Shares is not a whole number, then, in lieu of issuing or transferring any fractional Share, the Company will pay the Warrant Holder a cash amount equal to the product of the fractional Share and the Last Reported Sale Price per Share on the trading day immediately preceding the date the Warrant Holder delivers to the Company the written notification for such Subscription.

If, as of the close of business on the last day of the Exercise Period, any Warrants remain unexercised and the Last Reported Sale Price per Share for the immediately preceding trading day exceeds the Subscription Price, then the Warrants then unexercised will be deemed to be automatically exercised, with the same force and effect as if the Warrant Holder had delivered to the Company, on the last day of the Exercise Period, a written notification of Subscription with respect to all then unexercised Warrants specifying that Net Settlement will apply to such Subscription.

In the event the Shares are not listed on a stock exchange or other recognised exchange for the public trading in shares and the Warrant Holder has elected a Net Settlement, a corresponding Net Settlement shall take place. The Company’s value shall in such case replace the Last Reported Sale Price in the above sections and formula. The value of the Company shall be determined by an independent appraiser appointed by the Company or the Company’s auditor, as determined by the Company in its sole discretion. A decision by the independent appraiser or the Company’s auditor, as applicable, shall be binding for both the Company and the Warrant Holder. The cost for engaging the independent appraiser or auditor shall be borne by the Company.

§ 6Payment

If Physical Settlement applies to any Subscription, then payment for the Shares shall be made in cash immediately following Subscription, and prior to the issuance of the new, or the transfer of existing, Shares, which payment shall be made to an account designated by the Company. If the Board of Directors decides on an Early Exercise Period in accordance with Section 4, the Company shall return to the Warrant Holder the Subscription Price, if any, that the Warrant Holder paid to the Company when applying for Subscription in case a Change of Control is not consummated within 90 calendar days of payment. For the avoidance of doubt, no payment will be required by the Warrant Holder in the case of any Subscription to be settled by Net Settlement.

§ 7Registration of Shares

Shares issued or transferred as a result of exercise of Warrants shall immediately be registered in the name of the Warrant Holder in the Company’s share register.

§ 8Dividends in respect of Shares

Shares issued or transferred upon Subscription shall entitle the Warrant Holder to dividend from the date the Warrant Holder is registered as holder of the Shares in the Company’s share register.

§ 9	Adjustment of Subscription Price and of number of Shares conferred by the Warrants

If exercise of Warrants is not requested at such a time that the Shares the Warrant Holder would thereby receive carries an entitlement to participate in the actions described in this

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Section 9 as set out below, the Subscription Price and the number of Shares each Warrant entitles to shall be recalculated as set forth below, the Subscription Price being however in the case of new Shares at all times at least equal to the nominal value of the Shares. For the avoidance of doubt, an issuance of Beneficiary Certificates by the Company shall not entitle to any recalculation of the Subscription Price and the number of Shares conferred by the Warrants under this Section 9.

(a)	Bonus issue

Where the Company carries out a bonus issue of shares, or a share split or a reverse share split (a "Bonus Issue”), a corresponding recalculation shall be made of the Subscription Price and/or of the number of Shares that each Warrant entitles the Warrant Holder to subscribe for or acquire. The recalculations, which shall be made by the Company, shall be made in the following manner.

(recalculated Subscription Price) = (previous Subscription Price) x (the number of Shares in the Company prior to the Bonus Issue) / (the number of Shares in the Company after the Bonus Issue)

(recalculated number of Shares that each Warrant confers right to subscribe for or acquire) = (the previous number of Shares that each Warrant confers right to subscribe for or acquire) x (the number of Shares in the Company after the Bonus Issue) / (the number of Shares in the Company prior to the Bonus Issue)

When recalculation shall be made as mentioned in the above table, the recalculated Subscription Price and the recalculated number of Shares that each Warrant confers the right to subscribe for or acquire shall be fixed by the Company two banking days at the latest after the Bonus Issue resolution.

If a Warrant Holder has not requested exercise of Warrants at such a time that the Shares the Warrant Holder would receive upon exercise of the relevant Warrants would carry an entitlement to participate in the Bonus Issue, the exercise of the relevant Warrants will not be effective until three banking days after the date the recalculations has been fixed.

In connection with a recalculation as contemplated in this Section 9 (a), the Company may, notwithstanding the above, resolve to recalculate the number of outstanding Warrants so that each Warrant continues to confer the right to subscribe for or acquire one Share. The Subscription Price for each Share shall in such case be recalculated such that the total value of the Warrants is maintained unchanged, but no recalculation shall be made as to the number of Shares that each Warrant confers the right to subscribe for or acquire.

(b)	Issue of Shares

Where the Company carries out a new issue of Shares (“Issue of Shares”) in accordance with the principles of preferential rights with respect to shares in accordance with article 420-26 of the Companies’ Law the following recalculation formula shall apply.

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(recalculated Subscription Price) = (previous Subscription Price) x (the average market price of the Share during the subscription period fixed pursuant to the Issue of Shares resolution (“the average Share price”)) / ((the average Share price) + (the theoretical value of the subscription right (“the value of the subscription right”)))

(recalculated number of Shares that each Warrant confers right to subscribe for or acquire) = (the previous number of Shares that each Warrant confers right to subscribe for or acquire) x ((the average price of the Share) + (the value of the subscription right)) / (the average Share price))

The average Share price shall be deemed to equal the average of the mean of the highest and lowest prices paid for the Share each trading day during the subscription period fixed pursuant to the issue resolution according to the exchange list on which the Share is primarily quoted. In the absence of quoted price paid, the quoted bid price shall be included in the calculation instead. If neither paid price nor bid price is quoted on a given day, that day shall be excluded from the calculation.

The value of the subscription right shall be calculated in accordance with the following formula, provided that the value of the subscription right shall be deemed to be zero if the resulting value is negative:

(the value of the subscription right) = (the maximum number of new Shares that can be issued according to the Issue of Shares resolution) x ((the average Share price) – (the subscription price for each new Share)) / (the number of Shares in the Company prior to the new issue)

When recalculation shall be made as mentioned above, the recalculated Subscription Price and the recalculated number of Shares that each Warrant confers right to subscribe for or acquire shall be fixed by the Company two banking days at the latest after the Issue of Shares resolution.

If a Warrant Holder has not requested exercise of Warrants at such a time that the Shares the Warrant Holder would receive upon exercise of the relevant Warrants would carry an entitlement to participate in the Issue of Shares, the exercise of the relevant Warrants will not be effective until three banking days after the date the recalculations has been fixed.

In case the Company carries out an Issue of Shares with preferential rights as set out above, the Company shall be entitled to offer the Warrant Holders the same preferential rights as the shareholders of the Company under the authorized share capital of the Company. Each Warrant Holder shall be deemed to have the number of Shares that he would have had, had he exercised all his Warrants. No recalculation as set out above shall be made in case the Company decides to give the Warrant Holders preferential rights in accordance with this paragraph.

What has been stated in this section shall not apply in case the Company carries out Directed Share Issue. In such case, no recalculation shall be made with respect to the Subscription Price and/or of the number of Shares that each Warrant entitles the Warrant Holder to subscribe for or acquire.

(c)	Certain other offers to the shareholders

Where the Company in other cases than those described in Section (a)-(b) above (i) carries out an offer to the shareholders in accordance with the principles of preferential

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rights with respect to Shares in article 420-26 and with respects of convertible bonds or similar instruments in article 420-27 of the Companies’ Law, to subscribe any securities or rights from the Company, or (ii) distributes to the shareholders, pursuant to such preferential right, any such securities or rights with no consideration in return other than the nominal value of the relevant Shares (in both cases the “Offer” and the “Purchase Rights”) the following recalculation formula shall apply.

(recalculated Subscription Price) = (previous Subscription Price) x (the average market price of the Share during the acceptance period of the offer or, in case of distribution, during the period of 25 trading days starting on the day on which the Share is quoted without right to any part of the distribution (“the average Share price”)) / ((the average Share price) + (the theoretical value of the right to participate in the offer (“the value of the Purchase Right”)))

(recalculated number of Shares that each Warrant confers right to subscribe for or acquire) = (the previous number of Shares that each Warrant confers right to subscribe for or acquire) x ((the average Share price) + (the value of the Purchase Right)) / (the average Share price)

The average Share price shall be calculated with analogous application of the provisions of Section 9.b above.

If the shareholders receive Purchase Rights and these are subject to market quotation, the value of the Purchase Right shall be deemed to equal the average of the mean of the highest and lowest prices paid for the Purchase Right each trading day during the acceptance period of the Offer according to the exchange list on which the Purchase Right is primarily quoted. In the absence of quoted price paid, the quoted bid price shall be included in the calculation instead. If neither paid price nor bid price is quoted on a given day, that day shall be excluded from the calculation.

If the shareholders do not receive any Purchase Rights, or if the Purchase Rights are not subject to market quotation, but the securities or rights being the subject of the Offer either are already subject to market quotation or become subject to market quotation in connection with the Offer, the value of the Purchase Right shall be deemed to equal (i) if the securities or rights are already subject to market quotation, the average of the mean of the highest and lowest prices paid for such security or right each trading day during the acceptance period of the Offer or, in case of distribution, during the period of twenty-five (25) trading days starting on the day on which the share is quoted without right to any part of the distribution according to the exchange list on which the security or right is primarily quoted, less any consideration payable for them in connection with the Offer, or (ii) if the securities or rights become subject to market quotation in connection with the Offer, the average of the mean of the highest and lowest prices paid for such security or right each trading day during the period of twenty-five (25) trading days starting on the first day of such market quotation according to the exchange list on which the security or right is primarily quoted. In the absence of quoted price paid, the quoted bid price shall be included in the calculation instead. If neither paid price nor bid price is quoted on a given day, that day shall be excluded from the calculation. When the value of the Purchase Right shall be determined pursuant to (ii) of this paragraph, then in the recalculation of the Subscription Price and the number of Shares that each Warrant confers right to subscribe for or acquire in accordance with the above formulas the average Share price shall relate to the 25-trading day period mentioned in (ii) of this paragraph instead of the period mentioned in the above formulas.

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If the shareholders do not receive any Purchase Rights, or if the Purchase Rights are not subject to market quotation, and the securities or rights being the subject of the Offer neither already are subject to market quotation nor become subject to market quotation in connection with the Offer, the value of the Purchase Right shall to the extent possible be determined based upon the change in the market value of the Company’s Shares which, according to an independent appraiser retained by the Company or the Company’s auditor, as determined by the Company in its sole discretion, may be deemed to have occurred as a consequence of the Offer. A decision by the independent appraiser or the Company’s auditor, as applicable, shall be binding for both the Company and the Warrant Holder. The cost for engaging the independent appraiser or auditor shall be borne by the Company.

When recalculation shall be made as mentioned above, the recalculated Subscription Price and the recalculated number of Shares that each Warrant confers right to subscribe for or acquire shall be fixed by the Company two banking days after the expiry of the period during which the average Share price shall be calculated for the above recalculations at the latest (the “Period”).

If a Warrant Holder has not requested exercise of Warrants at such a time that the Shares the Warrant Holder would receive upon exercise of the relevant Warrants would carry an entitlement to participate in the Offer, the exercise of the relevant Warrants will not be effective until three banking days after date the recalculations has been fixed.

In case the Company carries out an Offer as set out above, the Company shall be entitled to offer the Warrant Holders the same preferential rights as the shareholders of the Company. Each Warrant Holder shall be deemed to have the number of Shares that he would have had, had he exercised all his Warrants. No recalculation as set out above shall be made in case the Company decides to give the Warrant Holders preferential rights in accordance with this paragraph.

(d)	Dividend

In case the Board of Directors announces its intention to submit a proposal to the general meeting regarding dividend (the “dividend”) the following recalculation formula shall apply.

(recalculated Subscription Price) = (previous Subscription Price) x (the average market price of the Share during the period of 25 trading days starting on the day on which the share is quoted without right to the dividend (“the average Share price”)) / ((the average Share price) + (the dividend paid per Share))

(recalculated number of Shares that each Warrant confers right to subscribe for or acquire) = (the previous number of Shares that each Warrant confers right to subscribe for or acquire) x ((the average Share price) + (the dividend paid per Share)) / (the average Share price)

The average share price shall be calculated with analogous application of the provisions of Section 9.b above.

When recalculation shall be made as above-mentioned, the recalculated Subscription Price and the recalculated number of Shares that each Warrant confers right to subscribe for or acquire shall be fixed by the Company two banking days after the expiry of the above-mentioned 25-trading day period at the latest.

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If a Warrant Holder has not requested exercise of Warrants at such a time that the Shares the Warrant Holder would receive upon exercise of the relevant Warrants would carry an entitlement to dividend, the exercise of the relevant Warrants will not be effective until three (3) banking days after the date the recalculations has been fixed.

(e)	Reduction of share capital

In case the Company effects a compulsory reduction of the Company’s share capital by way of repayment to the Company’s shareholders the following recalculation formula shall apply.

(recalculated Subscription Price) = (previous Subscription Price) x (the average market price of the Share during the period of 25 trading days starting on the day on which the Share is quoted without right to repayment (“the average Share price”)) / ((the average Share price) + (the actual amount repaid per Share))

(recalculated number of Shares that each Warrant confers right to subscribe for or acquire) = (the previous number of Shares that each Warrant confers right to subscribe for or acquire) x ((the average Share price) + (the actual amount repaid per Share)) / (the average Share price)

If the reduction is carried out through redemption of Shares, then instead of using the actual amount repaid per Share in the above-mentioned recalculation of the Subscription Price and the number of Shares each Warrant confers right to subscribe for or acquire, a calculated amount repaid per Share determined as follows shall be applied:

(calculated amount repaid per Share) = ((the actual amount repaid per Share) – (the average market price of the Share during the period of 25 trading days immediately preceding the day on which the Share is quoted without right to participate in the reduction (“the average Share price”))) /((the number of Shares in the Company which entitle to the reduction of one Share) – 1)

The average Share price shall be calculated with analogous application of the provisions of Section 9.b above.

When recalculation shall be made as above-mentioned, the recalculated Subscription Price and the recalculated number of Shares that each Warrant confers right to subscribe for or acquire shall be fixed by the Company two banking days after the expiry of the latest 25-trading days period applicable for the above recalculations to occur at the latest (the “Period”)

If a Warrant Holder has not requested exercise of Warrants at such a time that the Shares the Warrant Holder would receive upon exercise of the relevant Warrants would carry an entitlement to participate in the Offer, the exercise of the relevant Warrants will not be effective until five (5) banking days after the Period.

If the Company effects (i) a reduction of its share capital with repayment to the shareholders through redemption of Shares, and such reduction is not compulsory, or (ii) a repurchase of Shares in the Company (without effecting a reduction of its share capital), and where, in the opinion of the Company, such reduction or repurchase due to its technical structure and financial effects is equivalent to a compulsory reduction, the above provisions in this section shall apply and a recalculation of the Subscription Price

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and the number of Shares to which each Warrant confers right to subscribe for or acquire shall be made, to the extent possible, in accordance with the principles set forth in this section.

(f)	Adjustment of recalculation etc.

If the Company carries out an action in accordance with (a) to (e) above and, in the Company’s sole discretion, the above-mentioned procedures for recalculations would, due to its technical structure or otherwise, not be possible or if the compensation which the Warrant Holders would be entitled to would not be considered reasonable in comparison to the compensation received by the Company’s shareholders, the Subscription Price and the number of Shares each Warrant entitles to shall be recalculated by the Company, an independent appraiser retained by the Company or the Company’s auditor, as determined by the Company in its sole discretion, whereby the recalculation shall aim at achieving a reasonable result in relation to the Company’s shareholders.

In the event the Shares are not listed on a stock exchange or other recognised exchange for the public trading in shares and the Company carries out an action in accordance with (b) to (e) above, a corresponding recalculation shall take place. The Company’s value shall in such case replace the average Share price in the above sections and formula. The value of the Company shall be determined by an independent appraiser appointed by the Company or the Company’s auditor, as determined by the Company in its sole discretion. A decision by the independent appraiser or the Company’s auditor, as applicable, shall be binding for both the Company and the Warrant Holder. The cost for engaging the independent appraiser or auditor shall be borne by the Company.

(g)	Liquidation

If it is decided that the Company shall enter into liquidation pursuant to the Companies’ Law, an application for Subscription may not be made thereafter, regardless of the liquidation grounds. The right to request Subscription ceases as a result of the decision to liquidate, notwithstanding the fact that the decision may not have gained legal force. The Warrant Holders shall be informed through written notice of the planned liquidation not later than two (2) months before the shareholders’ meeting considers whether the Company should enter into voluntary liquidation. The notice shall include a reminder that an application for Subscription may not be made after the shareholders’ meeting has resolved to liquidate. If the Company gives notice of a planned liquidation as stated above, Warrant Holders are – notwithstanding the provisions of Section 3 above regarding the time for Subscription – entitled to apply for Subscription until and including the tenth calendar day prior to the shareholders’ meeting at which the issue of the Company’s liquidation is to be considered.

(h)	Merger plan in accordance with Chapter II of the Companies’ Law

If the board of directors of the Company intends to publish a merger plan in accordance with Chapter II of the Companies’ Law –– whereby the Company shall become part of another company, application for Subscription may not be made thereafter. The Warrant Holders shall be informed of such merger plan in writing not later than five (5) weeks before the publication of the merger plan. The notice shall include a report on the principal terms of the proposed merger plan and the date of its publication and shall remind the Warrant Holders that Subscription may be applied for not later than ten (10) calendar days prior to the publication of the de-merger plan. Should the Company give notice of the planned merger as stated above, the Warrant Holders shall – notwithstanding

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the provisions of Section 3 above have the right to apply for Subscription until and including the tenth calendar day prior to the publication of the merger plan.

(i)	De-merger plan in accordance with Chapter III of the Companies’ Law

If the board of directors of the Company intends to publish a de-merger plan in accordance with Chapter III of the Companies’ Law –– whereby the Company shall be split up and some, or all, of the Company’s assets and debts shall be overtaken by one or several other companies, application for Subscription may not be made thereafter. The Warrant Holders shall be informed of such de-merger plans in writing not later than five (5) weeks before the publication of the de-merger plan. The notice shall include a report on the principal terms of the proposed de-merger plan and the date of its publication and shall remind the Warrant Holders that Subscription may be applied for not later than ten (10) calendar days prior to the publication of the de-merger plan until the de-merger becomes effective. Should the Company give notice of the planned de-merger as stated above, the Warrant Holders shall – notwithstanding the provisions of Section 3 above - have the right to apply for Subscription until and including the tenth calendar day prior to the publication of the de-merger plan.

Notwithstanding the above provisions by virtue of which Subscription may not applied for following a decision to liquidate, following approval or signing of a merger plan or following approval or signing of a de-merger plan, the right to apply for Subscription will be reinstated where the liquidation is revoked, or the merger plan or the de-merger plan are not implemented.

(j)	Bankruptcy

In the event the Company enters into bankruptcy, notification for Subscription may not thereafter take place. In the event the order regarding the Company’s bankruptcy is annulled by a court of higher instance, Subscription may take place.

§ 10Special undertaking by the Company

The Company agrees not to undertake any adjustment measure described in Section 9 above which would result in an adjustment of the Subscription Price to an amount which is less than the nominal value of the Shares in the Company.

§ 11 Re-domiciliation

Anything in these Warrant terms and conditions to the contrary notwithstanding, if the Board of Directors of the Company determines that it is in the best interests of the Company to re-domicile to a jurisdiction other than Luxembourg, whether by operation of law, through a share exchange, whereby the Shares are exchanged for shares of a different entity establishing a new holding company structure, or other re-domiciliation arrangements, the Company will strive to ensure that the Warrant Holders will be offered the corresponding rights in any new entity, and if so requested by the Company, the Warrant Holders shall take any and all actions reasonably required in order to accomplish such exchange of Warrants for warrants with equivalent rights in a new entity.

§ 12Notifications

14(15)

Notices concerning these Warrant terms and conditions shall be given to each Warrant Holder and each other right holders to the address mentioned in the Warrant register or to the address notified to the Company in writing.

§ 13Limitation of the liability

The Company shall be relieved from liability for a failure to perform any obligation under these conditions due to circumstances such as changes in the laws of Luxembourg or foreign laws and regulations or the interpretation thereof, acts of Luxembourg or foreign authorities, war, strike, boycott, lock-out or other circumstances of similar importance. The reservation for strike, boycott and lock-out is valid even if the Company takes or is subject to such measures.

The Company shall, provided that the Company has not acted negligently, be relieved from liability for any damage. The Company is under no circumstances liable for any indirect damage.

If the Company is prevented from performing any obligation under these conditions, such as paying, due to any circumstance described in this section, paragraph 1, the performance may be postponed until the obstacle is removed. If the Company has undertaken to pay interest in the case of a postponed payment, the Company shall pay the interest rate in effect on the due date. If no such undertaking has been made, the Company is not obligated to pay any interest rate exceeding the official reference rate established by Sweden’s central bank (Sw. Riksbanken) with an additional two percentage units.

If the Company is prevented from receiving payment due to any circumstance described in this, paragraph 1, the Company is only entitled to receive interest in accordance with the terms in effect on the due date.

§ 14Miscellaneous

The Warrants are freely transferable, constitute securities and may be transferred or otherwise disposed of in accordance with these Warrant terms and conditions.

The Company shall be entitled to decide on changes in these Warrant terms insofar as such changes are required by legislation, court decisions or decisions by public authorities, applicable stock exchange regulations or rules of any other recognised exchange for the public trading in shares, or if in the opinion of the Company, such actions otherwise are appropriate or necessary for practical reasons and the rights of the Warrant Holders are not adversely affected in any respect.

§ 15Confidentiality, governing law and disputes

Except as to matters with respect to Luxembourg corporate law, which shall be governed by Luxembourg corporate law, these Warrant terms and conditions shall be governed by the material laws of Sweden without regard to its rules on conflict of laws.

In the event of a dispute arising under these Warrant terms and conditions, the parties involved undertake to attempt to resolve such dispute by mutual agreement through good faith discussions for a period of at least two weeks prior to formally commencing arbitration.

15(15)

Any dispute, controversy or claim arising out of or in connection with these Warrant terms and conditions, shall be finally settled by arbitration administered at the Arbitration Institute of the Stockholm Chamber of Commerce (“SCC Institute”). Where the amount in dispute does not exceed €100,000, the SCC Institute’s Rules for Expedited Arbitrations shall apply. Where the amount in dispute exceeds €100,000, the Rules of the SCC Institute shall apply. Where the amount in dispute exceeds €100,000, but not €1,000,000, the Arbitral Tribunal shall be composed of a sole arbitrator. Where the amount in dispute exceeds €1,000,000 the Arbitral Tribunal shall be composed of three arbitrators. The amount in dispute includes the claimant’s claims in the request for arbitration and any counterclaims in the respondent’s reply to the request for arbitration. The proceedings shall take place in Stockholm and shall be conducted in the English language unless the parties agree otherwise. The arbitration proceedings and all information and documentation related thereto shall be confidential, unless otherwise agreed between the parties in writing.

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